Exhibit 99.2

 INSERT COVER

 November 2, 2020Dear Shareholders,Today the company announced the Board of Directors is appointing current President John Forsyth as president and chief executive officer effective January 1, 2021. At that time, Jason Rhode will step down as chief executive officer and director and continue to support John and the leadership team as an executive fellow. In this new role he will work with John following the transition of the CEO responsibilities, as well as continuing to be directly involved in customer relationships and talent development within the company. Under Jason’s leadership the company went through a strategic and cultural transformation that resulted in significant financial growth, a broader product portfolio and excellent relationships with some of the best customers in the world. Building on this solid foundation, we are excited to begin the next chapter and believe John’s strong leadership skills and strategic vision will drive increased long-term value for our shareholders, employees and customers. The company also announced that David Tupman will become chair of the Board of Directors, effective the same date, succeeding Al Schuele ahead of his retirement prior to the next annual meeting of stockholders. We want to take this opportunity to thank Al for his outstanding stewardship as chair of the board over the past eight years. David brings an extremely valuable and deep understanding of engineering and product design, and the leadership team looks forward to working with him in this new capacity. As we move forward, we intend to continue to leverage our mixed-signal processing expertise to diversify our product portfolio and expand our addressable market in new application areas. The company also continues to execute on a number of initiatives in our core smart codec, amplifier and haptic businesses that we believe will bring further growth opportunities in the coming years. Turning to our results, Cirrus Logic delivered Q2 FY21 revenue of $347.3 million, as stronger-than-anticipated orders for components shipping into smartphones, and to a lesser extent, tablets and truly wireless headsets drove sales significantly above our expectations. GAAP and non-GAAP earnings per share in Q2 FY21 was $0.99 and $1.26, respectively. During the quarter, a number of devices were introduced utilizing our components, and we ramped shipments with multiple customers ahead of new product launches in the second half of the calendar year. Due to COVID-19 the majority of our employees continue to work remotely. Despite these challenging circumstances, in the September quarter we made significant progress on several key development programs and completed multiple product tape outs that are expected to begin sampling to customers in the coming months. Our employees’ focus and execution has ensured that these initiatives met anticipated timelines with minimal or no impact to customers.   1

 August 3, 2020Dear Shareholders,Today the company announced the Board of Directors is appointing current President John Forsyth as president and chief executive officer effective January 1, 2021. At that time, Jason Rhode will step down as chief executive officer and director and continue to support John and the leadership team as an executive fellow. In this new role he will work with John following the transition of the CEO responsibilities, as well as continuing to be directly involved in customer relationships and talent development within the company. Under Jason’s leadership the company went through a strategic and cultural transformation that resulted in significant financial growth, a broader product portfolio and excellent relationships with some of the best customers in the world. Building on this solid foundation, we are excited to begin the next chapter and believe John’s strong leadership skills and strategic vision will drive increased long-term value for our shareholders, employees and customers. The company also announced that David Tupman will become chair of the Board of Directors, effective the same date, succeeding Al Schuele ahead of his retirement prior to the next annual meeting of stockholders. We want to take this opportunity to thank Al for his outstanding stewardship as chair of the board over the past eight years. David brings an extremely valuable and deep understanding of engineering and product design, and the leadership team looks forward to working with him in this new capacity. As we move forward, we intend to continue to leverage our mixed-signal processing expertise to diversify our product portfolio and expand our addressable market in new application areas. The company also continues to execute on a number of initiatives in our core smart codec, amplifier and haptic businesses that we believe will bring further growth opportunities in the coming years. Turning to our results, Cirrus Logic delivered Q2 FY21 revenue of $347.3 million, as stronger-than-anticipated orders for components shipping into smartphones, and to a lesser extent, tablets and truly wireless headsets drove sales significantly above our expectations. GAAP and non-GAAP earnings per share in Q2 FY21 was $0.99 and $1.26, respectively. During the quarter, a number of devices were introduced utilizing our components, and we ramped shipments with multiple customers ahead of new product launches in the second half of the calendar year. Due to COVID-19 the majority of our employees continue to work remotely. Despite these challenging circumstances, in the September quarter we made significant progress on several key development programs and completed multiple product tape outs that are expected to begin sampling to customers in the coming months. Our employees’ focus and execution has ensured that these initiatives met anticipated timelines with minimal or no impact to customers.   2

Figure A: Cirrus Logic Q2 FY21 Results

	GAAP	Adj.	Non-GAAP*
Revenue	**$347.3**		**$347.3**
Gross Profit	**$180.2**	**$0.2**	**$180.4**
Gross Margin	**51.9%**		**51.9%**
Operating Expense	$116.1	($18.3)	$97.8
Operating Income	**$64.1**	**$18.5**	**$82.6**
Operating Profit	**18.5%**		**23.8%**
Interest Income	$1.4		$1.4
Other Income	$0.8		$0.8
Income Tax Expense	$6.8	$2.3	$9.1
Net Income	**$59.5**	**$16.2**	**$75.7**
Diluted EPS	**$0.99**	**$0.27**	**$1.26**

*Complete GAAP to Non-GAAP reconciliations available on page 13
$ millions, except EPS

Revenue and Gross Margins

Revenue for the September quarter was $347.3 million, up 43 percent sequentially and down 11 percent year over year. The sequential increase in revenue was driven by higher unit volumes for certain components shipping in smartphones and, to a lesser extent, new content in smartphones and wearables. The year-over-year decline reflects a reduction in unit volumes for components shipping in smartphones, headwinds with certain wired headset products and, to a lesser extent, a previously noted decline in smart codec sales in Android. This was partially offset by new content in smartphones, wearables and tablets. In Q2 FY21, one customer contributed 82 percent of total revenue. Our relationship with our largest customer remains outstanding with design activity continuing across numerous products. While we understand there is intense interest in this customer, in accordance with our policy we do not discuss specifics about our business relationship.

Q2 FY21 Letter to Shareholders 3

 In the December quarter, we expect revenue to range from $440 million to $480 million, up 33 percent sequentially and 23 percent year over year at the midpoint. Guidance reflects anticipated shipments of certain components into smartphones as new product launches continue to ramp in the back half of the calendar year. We also anticipate strong demand for components shipping in tablets. The company’s guidance is based on many factors, including direct input from our customers, external market sources, information from our supply chain partners and our own historical knowledge and experience. However, as noted elsewhere in the company’s discussion of risk factors, our customers can, and frequently do, change individual orders on short notice. As a result, small changes in timing could cause material swings in revenue for each quarter. While this generally has little to do with the health of our business, it does make predicting the revenue split between quarters particularly challenging. GAAP and non-GAAP gross margin in the September quarter was 51.9 percent, compared to 52.6 percent in Q1 FY21 and 53.5 percent in Q2 FY20. The sequential decline in gross margin is primarily due to a shift in product mix, which was offset somewhat by supply chain efficiencies. The year-over-year decline reflects a shift in product mix, which was offset by supply chain efficiencies, partially due to cost reductions associated with exiting the MEMS product line. We expect gross margin to range from 50 percent to 52 percent for the remaining quarters of FY21.   Figure B: Cirrus Logic Revenue Q4 FY19 to Q3 FY21 (M)   *Midpoint of guidance as of November 2, 2020  1

 Operating Profit, Earnings and CashOperating profit for Q2 FY21 was approximately 18.5 percent on a GAAP basis and 23.8 percent on a non-GAAP basis. GAAP operating expense was $116.1 million, up $7.3 million sequentially and down $5.2 million year over year. GAAP operating expense included approximately $15.3 million in stock-based compensation and $3 million in amortization of acquired intangibles. Non-GAAP operating expense was $97.8 million, up $5.4 million sequentially and down $3.3 million year over year. The primary drivers of the changes in GAAP and non-GAAP operating expense for Q2 FY21 are detailed below in order of significance in Figure C.   Q/Q    Y/Y      Variable compensation    Amortization of acquisition intangibles*    Stock-based compensation*    Amortization and depreciation costs on non-acquisition-related assets    Product development     Product development     Facilities-related expenses     Stock-based compensation*    Employee-related expenses                                          GAAP R&D and SG&A expenses for Q3 FY21 are expected to range from $121 million to $127 million, including roughly $15 million in stock-based compensation and $3 million in amortization of acquired intangibles. The forecasted operating expense reflects a sequential increase in variable compensation and employee-related expenses. The company’s total headcount exiting Q2 was 1,480.  Figure C: Primary Drivers of Operating Expenses    2  *Excluded from non-GAAP operating expenses

 Figure D: GAAP R&D and SG&A Expenses (M)/Headcount Q4 FY19 to Q3 FY21   *Reflects midpoint of combined R&D and SG&A guidance as of November 2, 2020  GAAP earnings per share for the September quarter was $0.99, compared to $0.30 the prior quarter and $1.27 in Q2 FY20. Non-GAAP earnings per share for the quarter was $1.26, versus $0.53 in Q1 FY21 and $1.55 in Q2 FY20.Our ending cash balance in the September quarter was $612 million, up from $606.1 million the prior quarter. Cash from operations for the quarter was approximately $41.6 million. During the quarter, we utilized $30 million to repurchase 475,733 shares at an average price of $63.06. As of September 26, 2020, the company has $90 million remaining in its current share repurchase authorization. We expect to continue to generate strong cash flow in FY21 and will evaluate potential uses of this cash, including acquisitions and the repurchase of shares on an opportunistic basis. Net interest income is currently expected to be approximately $1 million in Q3 FY21. Taxes and Inventory For the September quarter, we realized GAAP tax expense of $6.8 million on GAAP pre-tax income of $66.3 million, resulting in an effective tax rate of 10.3 percent. Non-GAAP tax expense for the quarter was $9.1 million on non-GAAP pre-tax income of $84.8 million, resulting in an effective tax rate of 10.8 percent. Both GAAP and non-GAAP tax expense for the September quarter include the favorable impact of a remeasurement of tax reserves recorded in prior periods. Non-GAAP tax   3

 expense for the quarter includes the effect of higher non-GAAP income in various jurisdictions. We expect the worldwide non-GAAP effective tax rate to be approximately 14 percent to 15 percent for the remaining quarters of FY21. We expect that our worldwide non-GAAP effective tax rate in FY22 will range from 14 percent to 16 percent. Q2 FY21 inventory was $209.1 million, up from $199.3 million in Q1 FY21. In Q3 FY21, we expect a meaningful decrease in inventory from the prior quarter as we continue to fulfill ongoing demand for certain high-volume products. Company Strategy In the September quarter, we made excellent progress in both our customer engagements and development activities. The number of smartphone, wearable and tablet designs in which our products ship grew, and we were particularly excited to see new content featured in several recently-launched high-volume products. Additionally, during the quarter we taped out a number of devices that are expected to be important drivers of growth in the future. With an extensive portfolio and compelling roadmap, the company is capitalizing on growing demand for mixed-signal processing components that deliver a premium user experience while minimizing power consumption.Design activity and customer interest during the quarter in our second-generation smart codec targeting general market truly wireless headsets were healthy, and we expect several premium products to be introduced in the first half of calendar 2021. This ultra-low power device features hybrid active noise cancellation, high-quality audio playback, environmental listening, hearing augmentation and personal sound amplification (PSAP) modes of operation. In keeping with the rapid pace of innovation in this segment, we expect to tape out the next generation of this product in Q3 FY21, bringing further enhancements to these functions along with reductions in power consumption. We are delighted with the progress of our amplifier product line this past quarter, as design momentum was strong and a variety of new devices using our components were introduced. In the Android market, we grew our penetration across numerous customers, including broad adoption in the “Mi” flagship and “RedMi” mid-tier models at Xiaomi. Our expansion is driven by our dedication to strong engineering collaboration with customers who are keen to innovate, our rich portfolio of boosted amplifier products, and the introduction of next generation devices. Our latest generation amplifier enables significantly louder sound and enhanced dynamics coupled with higher power capability and improved battery-management technology. We expect flagship smartphones utilizing this component to come to market in the first half of calendar 2021. Sales in non-mobile phone applications continued to grow during the quarter as several high-volume tablets and wearables were launched, and we began shipping to a new tablet customer. Our progress included   7

 8  shipping a new component in a flagship wearable that leverages our amplifier and haptic technology, resulting in a unique, high-performance solution that reduces board space and complexity for our customer. With a solid pipeline of design wins for the coming year, our amplifier business remains a strong driver of both growth and diversification. We are also shipping our haptic drivers in several recently introduced high-volume smartphones and wearables. Customer engagements and design activity for our haptic driver and sensing solutions were encouraging. Interest in solutions that enable compelling user experiences for smartphones, wearables, tablets, laptops and AR/VR headsets is expanding. During the quarter, we taped out our next generation haptic driver with enhanced signal processing capability that enables advanced closed-loop algorithms to extend our technology leadership in this application space. We expect to begin sampling this product to customers in the December quarter. In addition, we recently teamed with a partner to complete a reference design for virtual button applications in Android smartphones with our latest haptic driver and integrated sensing technology. Our haptic driver portfolio now comprises a range of products addressing different price and feature requirements suited to a variety of applications. We are also investing in further advances in haptic sensing and feedback technologies. We believe we are well-placed to continue our leadership position in haptic driver and sensing solutions as that market expands. Cirrus Logic is investing in intellectual property and technologies that will expand the range of ways in which we can bring our mixed-signal design and low-power processing expertise to our customers. We continue to believe there are sizeable opportunities in our traditional categories, and the company is investing in many areas that will further our core technologies, for example our technical progress and customer engagement towards a 22-nanometer product. In addition, we are allocating an increasing portion of our R&D spend to a number of new mixed-signal domains that have the potential to contribute to long-term growth and further product diversification, such as those reflected in recent content gains. During the quarter, shipments of the company’s first-generation closed-loop controller that enables advanced imaging features across a range of devices accelerated ahead of new product launches in the back half of the year. We have a robust technology and intellectual property roadmap in this category and expect to expand our portfolio to meet the ongoing size, performance and power needs of this application space. Additionally, we taped out our first-generation power conversion and control IC, and our engineering teams are working with a key customer to validate the silicon. With outstanding customer relationships, increased product diversification and continued design innovation that broadens our addressable market, we are excited to leverage both near- and long-term opportunities to create greater shareholder value.

Summary and Guidance

For the December quarter we expect the following results:

- Revenue to range between $440 million and $480 million;
- GAAP gross margin to be between 50 percent and 52 percent; and
- Combined GAAP R&D and SG&A expenses to range between $121 million and $127 million, including approximately $15 million in stock-based compensation expense and $3 million in amortization of acquired intangibles;

In summary, we are pleased with our results in the September quarter, as we experienced broad-based demand for components across our portfolio, particularly those shipping in smartphones, which resulted in revenue significantly above our initial expectations. With a solid pipeline of products coming to market over the next several years, a deep commitment to investing in innovative technology and proven track record of execution, we believe Cirrus Logic is well positioned for growth in audio, voice and other adjacent product domains.

Sincerely,



Jason Rhode
Chief Executive Officer



John Forsyth
President



Thurman Case
Chief Financial Officer

Conference Call Q&A Session

Cirrus Logic will host a live Q&A session at 5 p.m. EST today to answer questions related to its financial results and business outlook. Participants may listen to the conference call on the Cirrus Logic website. Participants who would like to submit a question to be addressed during the call are requested to email investor.relations@cirrus.com.

A replay of the webcast can be accessed on the Cirrus Logic website approximately two hours following its completion, or by calling (416) 621-4642 or toll free at (800) 585-8367 (Access Code: 9088457).

Q2 FY21 Letter to Shareholders 9

 Use of Non-GAAP Financial InformationTo supplement Cirrus Logic's financial statements presented on a GAAP basis, Cirrus has provided non-GAAP financial information, including non-GAAP net income, diluted earnings per share, operating income and profit, operating expenses, gross margin and profit, tax expense, tax expense impact on earnings per share, and effective tax rate. A reconciliation of the adjustments to GAAP results is included in the tables below. We are also providing guidance on our non-GAAP expected effective tax rate. We are not able to provide guidance on our GAAP tax rate or a related reconciliation without unreasonable efforts since our future GAAP tax rate depends on our future stock price and related stock-based compensation information that is not currently available.Non-GAAP financial information is not meant as a substitute for GAAP results but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. The non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. Safe Harbor StatementExcept for historical information contained herein, the matters set forth in this shareholder letter contain forward-looking statements, including statements about our belief that we will continue to drive increased long-term value for our shareholders, employees and customers; our ability to diversify our product portfolio and expand our addressable market in new application areas; our expectations for further growth opportunities in the coming years; our expectations for gross margin for the remaining quarters of fiscal year 2021; product tape outs, product introductions, and sampling to customers over the next year; our expectation of strong demand for components shipping in tablets; our belief that we are well-placed to continue our leadership position in haptic driver and sensing solutions as that market expands; our position for growth in audio, voice and other adjacent product domains; our ability to continue to generate strong cash flow in fiscal year 2021; effective tax rates for the remaining quarters of fiscal year 2021 and the full fiscal year 2022; the ability of our amplifier business to remain a strong driver of both growth and diversification; our ability to leverage both near- and long-term opportunities to create greater shareholder value; and our forecasts for the third quarter of fiscal year 2021 revenue, profit, net interest income, gross margin, combined research and development and selling, general and administrative expense levels, stock-based compensation expense, amortization of acquired intangibles and inventory levels. In some cases, forward-looking statements are identified by words such as “emerge,” “expect,” “anticipate,” “foresee,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” “intend,” “will,” and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially and readers should not place undue reliance on such statements. These risks and uncertainties include, but are not limited to, the   10

 following: the level and timing of orders and shipments during the third quarter of fiscal year 2021, customer cancellations of orders, or the failure to place orders consistent with forecasts; changes with respect to our current expectations of future smartphone unit volumes; any delays in the timing and/or success of customers’ new product ramps; failure to win new designs or additional content as expected at Android customers; the risks of doing business internationally, including increased import/export restrictions and controls (e.g., the effect of the U.S. Bureau of Industry and Security of the U.S. Department of Commerce placing Huawei Technologies Co., Ltd. and certain of its affiliates on the Bureau’s Entity List), imposition of trade protection measures (e.g., tariffs or taxes), security and health risks, possible disruptions in transportation networks, and other economic, social, military and geo-political conditions in the countries in which we, our customers or our suppliers operate; and the risk factors listed in our Form 10-K for the year ended March 28, 2020 and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.Special Statement Concerning Risks Associated with the COVID-19 Pandemic and Our Forward-Looking DisclosuresWe face risks related to global health epidemics that could impact our sales, supply chain and operations, resulting in significantly reduced revenue and adversely affecting operating results. On March 11, 2020, the World Health Organization declared a pandemic related to a novel coronavirus (now termed COVID-19). While we expect the impacts of COVID-19 to have an adverse effect on our business, financial condition and results of operations, we are unable to predict the extent or nature of these impacts at this time. The COVID-19 pandemic will likely heighten or exacerbate many of the other risks described in the risk factors listed in our Form 10-K for the year ended March 28, 2020 and in our other filings with the Securities and Exchange Commission.Although we have not experienced a signification reduction in our overall productivity during fiscal year 2021 to date, we have experienced, and expect to continue to experience, disruptions to our business operations resulting from remote work arrangements for the majority of our employees, the implementation of certain measures at our facilities worldwide to protect our employees’ health and safety, government stay-at-home directives, quarantines, self-isolations, travel restrictions, or other restrictions on the ability of our employees to perform their jobs that may impact our ability to develop and design our products in a timely manner, meet required milestones, or win new business. Any increased or additional disruptions to our business operations due to these restrictions would likely impact our ability to continue to maintain current levels of productivity. In the longer term, the COVID-19 pandemic is likely to continue to adversely affect the economies and financial markets of many countries, leading to a global economic downturn and potentially a recession. This would likely adversely affect the demand environment for our products and those of our customers, particularly consumer products such as smartphones, which may, in turn negatively affect our revenue and operating results.   11

Cirrus Logic, Cirrus, and the Cirrus Logic logo are registered trademarks of Cirrus Logic, Inc. All other company or product names noted herein may be trademarks of their respective holders.

Summary of Financial Data Below:

CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Six Months Ended	
	Sep. 26, 2020 Q2'21	Jun. 27, 2020 Q1'21	Sep. 28, 2019 Q2'20	Sep. 26, 2020 Q2'21	Sep. 28, 2019 Q2'20
Portable products	$ 312,911	$ 210,661	$ 349,379	$ 523,572	$ 552,317
Non-portable and other products	34,414	31,912	39,533	66,326	74,848
Net sales	**347,325**	**242,573**	**388,912**	**589,898**	**627,165**
Cost of sales	167,115	115,101	180,979	282,216	296,738
Gross profit	**180,210**	**127,472**	**207,933**	**307,682**	**330,427**
Gross margin	**51.9%**	**52.6%**	**53.5%**	**52.2%**	**52.7%**
Research and development	84,810	78,741	88,239	163,551	177,069
Selling, general and administrative	31,247	29,704	33,018	60,951	62,538
Restructuring costs	-	352	-	352	-
Total operating expenses	116,057	108,797	121,257	224,854	239,607
Income from operations	**64,153**	**18,675**	**86,676**	**82,828**	**90,820**
Interest income	1,378	1,576	2,250	2,954	4,535
Other income (expense)	784	111	(568)	895	(946)
Income before income taxes	**66,315**	**20,362**	**88,358**	**86,677**	**94,409**
Provision for income taxes	6,829	2,153	12,148	8,982	13,581
Net income	**$ 59,486**	**$ 18,209**	**$ 76,210**	**$ 77,695**	**$ 80,828**
Basic earnings per share:	$ 1.02	$ 0.31	$ 1.31	$ 1.33	$ 1.39
Diluted earnings per share:	$ 0.99	$ 0.30	$ 1.27	$ 1.29	$ 1.34
Weighted average number of shares:					
Basic	58,191	58,313	58,011	58,252	58,276
Diluted	60,127	60,280	60,213	60,203	60,260

Prepared in accordance with Generally Accepted Accounting Principles

Q2 FY21 Letter to Shareholders 12

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION

(unaudited, in thousands, except per share data)

(not prepared in accordance with GAAP)

Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. As a note, the non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.

	Three Months Ended			Six Months Ended	
	Sep. 26, 2020	Jun. 27, 2020	Sep. 28, 2019	Sep. 26, 2020	Sep. 28, 2019
Net Income Reconciliation	Q2'21	Q1'21	Q2'20	Q2'21	Q2'20
GAAP Net Income	$ 59,486	$ 18,209	$ 76,210	$ 77,695	$ 80,828
Amortization of acquisition intangibles	2,998	2,998	6,722	5,996	13,950
Stock-based compensation expense	15,476	13,306	13,759	28,782	25,545
Restructuring costs	-	352	-	352	-
Adjustment to income taxes	(2,293)	(2,982)	(3,417)	(5,275)	(6,220)
Non-GAAP Net Income	$ 75,667	$ 31,883	$ 93,274	$ 107,550	$ 114,103
Earnings Per Share Reconciliation					
GAAP Diluted earnings per share	$ 0.99	$ 0.30	$ 1.27	$ 1.29	$ 1.34
Effect of Amortization of acquisition intangibles	0.05	0.05	0.11	0.10	0.23
Effect of Stock-based compensation expense	0.26	0.22	0.23	0.48	0.42
Effect of Restructuring costs	-	0.01	-	0.01	-
Effect of Adjustment to income taxes	(0.04)	(0.05)	(0.06)	(0.09)	(0.10)
Non-GAAP Diluted earnings per share	$ 1.26	$ 0.53	$ 1.55	$ 1.79	$ 1.89
Operating Income Reconciliation					
GAAP Operating Income	$ 64,153	$ 18,675	$ 86,676	$ 82,828	$ 90,820
GAAP Operating Profit	*18.5%*	*7.7%*	*22.3%*	*14.0%*	*14.5%*
Amortization of acquisition intangibles	2,998	2,998	6,722	5,996	13,950
Stock-based compensation expense - COGS	197	207	254	404	495
Stock-based compensation expense - R&D	9,235	8,653	7,830	17,888	15,070
Stock-based compensation expense - SG&A	6,044	4,446	5,675	10,490	9,980
Restructuring costs	-	352	-	352	-
Non-GAAP Operating Income	$ 82,627	$ 35,331	$ 107,157	$ 117,958	$ 130,315
Non-GAAP Operating Profit	*23.8%*	*14.6%*	*27.6%*	*20.0%*	*20.8%*
Operating Expense Reconciliation					
GAAP Operating Expenses	$ 116,057	$ 108,797	$ 121,257	$ 224,854	$ 239,607
Amortization of acquisition intangibles	(2,998)	(2,998)	(6,722)	(5,996)	(13,950)
Stock-based compensation expense - R&D	(9,235)	(8,653)	(7,830)	(17,888)	(15,070)
Stock-based compensation expense - SG&A	(6,044)	(4,446)	(5,675)	(10,490)	(9,980)
Restructuring costs	-	(352)	-	(352)	-
Non-GAAP Operating Expenses	$ 97,780	$ 92,348	$ 101,030	$ 190,128	$ 200,607
Gross Margin Profit Reconciliation					
GAAP Gross Profit	$ 180,210	$ 127,472	$ 207,933	$ 307,682	$ 330,427
GAAP Gross Margin	*51.9%*	*52.6%*	*53.5%*	*52.2%*	*52.7%*
Stock-based compensation expense - COGS	197	207	254	404	495
Non-GAAP Gross Profit	$ 180,407	$ 127,679	$ 208,187	$ 308,086	$ 330,922
Non-GAAP Gross Margin	*51.9%*	*52.6%*	*53.5%*	*52.2%*	*52.8%*
Effective Tax Rate Reconciliation					
GAAP Tax Expense	$ 6,829	$ 2,153	$ 12,148	$ 8,982	$ 13,581
GAAP Effective Tax Rate	*10.3%*	*10.6%*	*13.7%*	*10.4%*	*14.4%*
Adjustments to income taxes	2,293	2,982	3,417	5,275	6,220
Non-GAAP Tax Expense	$ 9,122	$ 5,135	$ 15,565	$ 14,257	$ 19,801
Non-GAAP Effective Tax Rate	*10.8%*	*13.9%*	*14.3%*	*11.7%*	*14.8%*
Tax Impact to EPS Reconciliation					
GAAP Tax Expense	$ 0.11	$ 0.04	$ 0.20	$ 0.15	$ 0.23
Adjustments to income taxes	0.04	0.05	0.06	0.09	0.10
Non-GAAP Tax Expense	$ 0.15	$ 0.09	$ 0.26	$ 0.24	$ 0.33

Q2 FY21 Letter to Shareholders

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CONSOLIDATED CONDENSED BALANCE SHEET                        unaudited; in thousands                                                            Sep. 26,    Mar. 28,    Sep. 28,                2020    2020    2019      ASSETS                        Current assets                          Cash and cash equivalents         $ 247,536      $ 292,119      $ 221,937         Marketable securities         36,641      22,008      22,563         Accounts receivable, net         181,496      153,998      217,962         Inventories         209,050      146,725      144,829         Other current assets         34,508      35,346      44,729          Total current Assets         709,231      650,196      652,020                               Long-term marketable securities           328,255      283,573      238,741       Right-of-use lease assets           137,045      141,274      142,834       Property and equipment, net           153,640      158,244      178,420       Intangibles, net           27,898      34,430      54,780       Goodwill           287,673      287,088      285,321       Deferred tax asset           7,899      10,052      9,026       Other assets           48,223      27,820      22,489          Total assets         $ 1,699,864      $ 1,592,677      $ 1,583,631                               LIABILITIES AND STOCKHOLDERS' EQUITY                        Current liabilities                          Accounts payable         $ 99,105      $ 78,412      $ 109,374         Accrued salaries and benefits         41,707      42,439      34,870         Lease liability         13,994      13,580      13,751         Other accrued liabilities         23,237      24,206      34,801          Total current liabilities         178,043      158,637      192,796                               Non-current lease liability           128,570      129,312      133,105       Non-current income taxes           66,503      71,143      76,847       Other long-term liabilities           9,917      3,806      2,258                               Stockholders' equity:                          Capital stock         1,466,978      1,434,929      1,392,650         Accumulated deficit         (155,260)     (201,681)     (213,274)        Accumulated other comprehensive income (loss)         5,113      (3,469)     (751)         Total stockholders' equity         1,316,831      1,229,779      1,178,625          Total liabilities and stockholders' equity         $ 1,699,864      $ 1,592,677      $ 1,583,631                               Prepared in accordance with Generally Accepted Accounting Principles                        14